WILLIAM M. COBB & ASSOCIATES, INC.
Worldwide Petroleum Consultants

12770 Coit Road, Suite 907 Dallas, Texas 75251	(972) 385-0354 Fax: (972) 788-5165 E-mail: office@wmcobb.com

Exhibit 23.4

Consent of Independent Petroleum Engineers and Geologists

April 20, 2007

The Exploration Company
777 East Sonterra Boulevard, Suite 350
San Antonio, Texas 78258

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Post Effective Amendment No. 1 on Form S-3 to Form S-1 Registration Statement (the “Registration Statement”) of our estimates of reserves for certain properties of The Exploration Company of Delaware, Inc. (the “Company”), included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Sincerely, WILLIAM M. COBB & ASSOCIATES, INC. /s/ Frank J. Marek Frank J. Marek Senior Vice President